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                                 DELAWARE GROUP

                      Administration and Service Agreement

Gentlemen:

         We are the national distributor of the shares of all of the classes

(now existing or hereafter added) of all of the Funds in the Delaware Group of

Funds. The term "Fund" as used in this Agreement refers to each fund in the

Delaware Group which retains the Distributor to promote and sell its shares, and any fund which may hereafter be added to the Delaware Group and retain us as national distributor. You have indicated that you wish to provide certain services to your customers relating to their ownership of Fund shares, in accordance with the terms of this Agreement.

                                      TERMS

         1. With respect to any Fund that offers shares of classes for which

Distribution Plans have been adopted under Rule 12b-1 (individually a "12b-1

Plan") of the Investment Company Act of 1940 (the "1940 Act"), which 12b-1 Plans provide for the payment of service fees, we expect you to provide administrative and other services, including, but not limited to, furnishing personal and other services and assistance to your customers who own Fund shares, answering routine inquiries regarding a Fund, assisting in changing dividend options, account designations and addresses, maintaining such accounts, or such other services as a Fund may require, to the extent permitted by applicable statutes, rules, or regulations. For such services, we shall pay you a fee, as established by us from time to time, based on the value of the shares of each class of each Fund which are attributable to customers of your firm. We are permitted to make this payment under the terms of the 12b-1 Plans adopted by certain of the Funds, as such Plans may be in effect from time to time.


         2. You shall furnish us and each Fund with such information as shall reasonably be requested by the Board of Directors or Trustees with respect to the fees paid to you pursuant to this Agreement.


         3. We shall furnish to the Board of Directors or Trustees, for their review, on a quarterly basis, a written report of the amounts expended under

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the Plan by us with respect to the relevant Fund and the purposes for which such expenditures were made.


         4. This Agreement may be terminated by either party at any time by written notice to that effect and will terminate without notice upon any act of insolvency by you. Notwithstanding the termination of this Agreement, you shall remain liable for any amounts otherwise owing to the Distributor or the Funds and for your portion of any transfer tax or other liability which may be asserted or assessed against the Distributor or the Fund, or upon any one or more of the Distributor's dealers, based upon a claim that you and such dealers or any of them constitute a partnership, an unincorporated business or other separate entity.


         5. Any obligation assumed by a Fund pursuant to this Agreement shall be limited in all cases to the assets of such Fund and no person shall seek satisfaction thereof from shareholders of a Fund.


         6. The 12b-1 Plans in effect on the date of this Agreement are described in the Funds' Prospectuses. Each Fund reserves the right to terminate or suspend its 12b-1 Plan(s) at any time as specified in such Plan(s) and we reserve the right, at any time, without notice, to modify, suspend or terminate payments hereunder in connection with such 12b-1 Plan(s).


         7. This Agreement shall take effect on the date set forth below.


         8. The terms and provisions of the current Prospectus and Statement of

Additional Information for each relevant Fund are hereby accepted and agreed to by the parties hereto as evidenced by our execution hereof.

                                     GENERAL

         9. Governing Law.  This Agreement will be governed by and construed in accordance with the law of the State of Pennsylvania, without reference to that state's choice of law doctrine.


         10. Counterparts.  This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original, but such counterparts shall, together, constitute only one Agreement.


         11. Severability.  In the event that any provision of this Agreement,

or the application of any such provision to any person or set of circumstances,

shall be determined to be invalid, unlawful, void or unenforceable to any extent, the remainder of this Agreement, and the application of such provision

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to persons or circumstances other than those as to which it is determined to be invalid, unlawful, void or unenforceable, shall not be impaired or otherwise affected and shall continue to be valid and enforceable to the fullest extent permitted by law.


         12. Entire Agreement. This Agreement sets forth the entire understanding of the parties hereto and supersedes all prior agreements and understandings between the parties hereto relating to the subject matter hereof.


         13. Headings. The underlined headings contained herein are for convenience of reference only, shall not be deemed to be a part of this

Agreement and shall not be referred to in connection with the interpretation hereof.


                                        DELAWARE DISTRIBUTORS, L.P.

                                        By: DELAWARE DISTRIBUTORS, INC.,
                                            General Partner



                                        By:
                                           --------------------------------


Agreed and Accepted:


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(Name)


By:
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    (Authorized Officer)


Date:
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